SUBSIDIARIES OF VICTOR TECHNOLOGIES GROUP, INC.
(as of March 26, 2013)

Name	State or Country of Incorporation/Organization

C&G Merger Co.	Illinois
C&G Systems Holding, Inc.	Delaware
Canadian Cylinder Co. Ltd.	Canada
Cigweld Malaysia SDN, BHD	Malaysia
Cigweld Philippines, Inc.	Philippines
Cigweld Pty Ltd.	Australia
Commercializadora Thermadyne S. De R.L. De CV	Mexico
Philippine Welding Equipment, Inc.	Philippines
ProMotion Controls, Inc.	Delaware
PT Victor Teknologi Indonesia	Indonesia
Stoody Company	Delaware
Thermadyne Brazil Holdings, Ltd.	Cayman Islands
Thermadyne Cylinder Co.	California
Thermadyne de Mexico SA de CV	Mexico
Thermadyne South America Holdings, Ltd.	Cayman Islands
Thermadyne Victor Ltda	Brazil
Thermal Arc Philippines, Inc.	Philippines
Thermal Dynamics Corporation	Delaware
Victor Equipment Company	Delaware
Victor Equipment de Mexico SA de CV	Mexico
Victor (Ningbo) Cutting & Welding Equipment Manufacturing Co. Ltd.	China
Victor (Ningbo) Cutting & Welding Equipment Trade & Commerce Co. Ltd.	China
Victor Technologies Asia, SDN, BHD	Malaysia
Victor Technologies Asia/Pacific Pte. Ltd.	Singapore
Victor Technologies Australia Pty Ltd.	Australia
Victor Technologies Canada, Ltd.	Canada
Victor Technologies Foreign Investments Corp.	Delaware
Victor Technologies International, Inc.	Delaware
Victor Technologies, Ltd.	United Kingdom
Victor Technologies, Oy	Finland
Victor Technologies, S.r.l.	Italy